Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of The First Bancshares, Inc. (hereinafter referred to as the “Company” or “we” and similar terms unless the context indicates otherwise) and Southwest Banc Shares, Inc. (“Southwest”) and are adjusted to give effect to the merger of Southwest with and into the Company on March 1, 2018 (the “Merger”). The unaudited pro forma condensed combined balance sheet as of December 31, 2017 gives effect to the Merger as if it had occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 give effect to the Merger as if it had occurred on January 1, 2017.

The Merger has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the Merger is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined companies’ financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if the Company and Southwest had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as Southwest’s historical consolidated financial statements and related notes for the year ended December 31, 2017 which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2017
(in thousands)
(unaudited)

	Historical
	The First	Southwest	Pro Forma		Pro Forma
	Bancshares, Inc.	Banc Shares, Inc.	Adjustments		Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$91,922	$27,296	$(28,339)	(4)	$90,879
Securities and Federal Home Loan Bank Stock	372,862	77,825	-		450,687
Loans, net	1,217,018	277,819	(4,795)	(3)(5)(7)	1,490,042
Mortgage loans held for sale	4,790	-	-		4,790
Other assets	51,201	8,118	-		59,319
Buildings, Furniture & Fixtures and Equipment	46,426	9,503	1,096	(10)	57,025
Deferred tax asset	4,349	-	156	(2)	4,505
Core deposit intangible	4,710		4,177	(6)	8,887
Goodwill	19,960	-	27,697	(9)	47,657
Total assets	$1,813,238	$400,561	$(8)		$2,213,791

Liabilities and Stockholders' Equity
Deposits	$1,470,565	$354,132	$(131)	(1)	$1,824,566
Federal Home Loan Bank Advances and other borrowings	114,382	6,858	-		121,240
Other liabilities	5,823	2,837	-		8,660
Total liabilities	1,590,770	363,827	(131)		1,954,466
Stockholders' equity
Equity	222,468	36,734	123	(8)	259,325
Total liabilities and stockholders' equity	$1,813,238	$400,561	$(8)		$2,213,791

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For  the year ended December 31, 2017

(in thousands, except per share data)
(unaudited)

	Historical	Historical
	The First	Southwest	Pro Forma		Pro Forma
	Bancshares, Inc.	Banc Shares, Inc.	Adjustments		Combined
INTEREST INCOME
Loans	$56,827	$14,075	$1,475	(11)	$72,377
Investment securities and other	9,242	1,946	-		11,188
Total interest income	66,069	16,021	1,475		83,565
INTEREST EXPENSE
Deposits	5,261	1,673	102	(12)	7,036
Borrowed funds	1,648	258	-		1,906
Total interest expense	6,909	1,931	102		8,942
Net interest income	59,160	14,090	1,373		74,623
Provision for loan losses	505	518	-		1,023
Net interest income after provision for loan losses	58,655	13,572	1,373		73,600

NON-INTEREST INCOME
Fees and service charges	7,983	1,310	-		9,293
Other	6,380	1,808	-		8,188
Total non-interest income	14,363	3,118	-		17,481
NON-INTEREST EXPENSE
Salaries and employee benefits	30,548	7,337	-		37,885
Occupancy and equipment	6,053	1,472	28	(13)	7,553
Other operating expense	12,135	4,019	-		16,154
Amortization of core deposit intangible	-	-	418	(15)	418
Merger related expense	6,711	-	4,341	(14)	11,052
Total non-interest expense	55,447	12,828	4,787		73,062
Income before provision for income taxes	17,571	3,862	(3,414)		18,019
Provision for income taxes	6,955	179	113	(16)	7,247
Net Income (loss)	10,616	3,683	(3,527)		10,772
Preferred dividends and stock accretion	-	-	-		-
Net income (loss) applicable to common shareholders	$10,616	$3,683	$(3,527)		$10,772

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2 — First Bancshares’ Acquisition of Southwest Banc Shares, Inc.

On March 1, 2018, First Bancshares completed its acquisition of Southwest Banc Shares, Inc. an Alabama corporation (“Southwest”), pursuant to an Agreement and Plan of Merger, dated as of October 24, 2017 (the “Merger Agreement”), whereby Southwest was merged with and into First Bancshares (the “Merger”). Pursuant to the Merger Agreement, Southwest shareholders received for each share of Southwest common stock outstanding immediately prior to the Merger (i) 15.8804 shares of the Company’s common stock and (ii) cash in the amount of $336.08. Each outstanding share of First Bancshares common stock remained outstanding and was unaffected by the Merger.

The following table summarizes the calculation of the purchase price and the preliminary allocation of the purchase price to the estimated fair value of assets and liabilities (in thousands):

Purchase Price:
Cash paid and value of stock issued		$60,005
Fair Value of assets acquired:
Cash and due from banks	$44,904
Securities, FHLB Stock and FNBB Stock	67,150
Loans, net	269,874
Buildings, Furniture & Fixtures and Equipment	10,538
Core Deposit Intangible	4,177
Other Assets	1,843
Total assets acquired	$398,486
Fair Value of deposits acquired:
Deposits	357,290
FHLB Advances	6,858
Other liabilities	2,030
Total liabilities assumed	$366,178
Fair Value of net assets acquired		32,308
Preliminary pro forma goodwill		$27,697

Note 3 — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change:

(1)	Adjustment reflects the preliminary fair value adjustment on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

(2)	Adjustment reflects the deferred tax impact of fair value adjustments and core deposit intangible.

(3)	Adjustment reflects elimination of historical allowance for loan losses.

(4)	Adjustment reflects payment of cash consideration of $24.0 million and transaction costs of $4.3 million.

(5)	Adjustment reflects estimated fair value discount due to credit worthiness.

(6)	Adjustment reflects estimated fair value of acquired core deposit intangible of $4.2 million. The anticipated core deposit intangible will be calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

(7)	Adjustment reflects an estimated fair value premium due to interest rates.

(8)	Adjustment reflects common stock issued in the Merger, net of the elimination of Southwest’s historical stockholders’ equity.

(9)	Adjustment reflects the excess of the purchase price over the estimated fair value of net assets acquired.

(10)	Adjustment reflects an adjustment for the fair value of buildings.

(11)	Interest income on loans was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

(12)	Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value adjustment over the remaining life of the deposits.

(13)	Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.

(14)	Adjustment reflects nonrecurring Merger costs.

(15)	Adjustment reflects the anticipated amortization of core deposit intangible over an estimated ten-year useful life and calculated on a straight-line basis.

(16)	Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments, as well as the tax impact due to the S Corp status of Southwest at effective tax rate

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